Exhibit 10.1

May 21, 2019

Donald Robertson

Dear Donald,

NVIDIA is delighted to offer you the position of VP and Chief Accounting Officer. In your new position you will report to Colette Kress and be located in our Santa Clara office. We are excited to welcome you to the team and look forward to a productive working relationship.

Compensation. NVIDIA will pay you an annual base salary at the rate of $650,000.00 per year, less payroll deductions and all required withholdings. You will be paid according to NVIDIA’s standard payroll schedule, which is currently semi-monthly. Your compensation may be subject to adjustment at any time at NVIDIA’s sole discretion.

Sign-On and Anniversary Bonus.  Additionally, you will receive a sign-on bonus in the gross pre-tax amount of $600,000.00, less withholdings. If you resign or are terminated for any reason (except for a termination that NVIDIA classifies as a reduction in force or position elimination) prior to your first anniversary of employment, this bonus shall be paid back to NVIDIA in full.

Restricted Stock Units. We will recommend to the Board of Directors that you be granted 15,000 NVIDIA Restricted Stock Units (NSUs) in accordance with the terms of NVIDIA’s Equity Incentive Plan. NSUs are generally granted on the sixth (6th) business day of the calendar month following your start date. If granted, the units will vest and be issued approximately over a four (4) year period, with 25% of the shares subject to the NSU being issued on the first vesting date, and 6.25% of the shares subject to the NSU being issued every three months thereafter, on the third Wednesdays in March, June and September, and on the second Wednesday in December, provided in each case you remain employed with NVIDIA on each vesting/issuance date. If the date of grant of your NSU is in January through March, your first vesting date and issuance of shares will occur on the third Wednesday in March of the next calendar year. If the date of grant of your NSU is in April through June, your first vesting date and issuance of shares will occur on the third Wednesday in June of the next calendar year. If the date of grant of your NSU is in July through September, your first vesting date and issuance of shares will occur on the third Wednesday in September of the next calendar year. If the date of grant of your NSU is in October through December, your first vesting date and issuance of shares will occur on the second Wednesday in December of the next calendar year.

Employee Benefits. As a regular employee of NVIDIA, you will be eligible to participate in NVIDIA-sponsored benefits, such as health insurance, paid time off, holidays, and a 401(k) Plan, to the extent you meet the eligibility requirements of each such benefit plan. You will also be eligible to participate in our generous Employee Stock Purchase Program (ESPP), which allows you to contribute up to 10% of your salary to purchase NVIDIA stock at a discount. Each ESPP offering is approximately 24 months in length and generally consists of four 6-month purchase periods. At the end of each purchase period, your accumulated contributions will purchase NVIDIA stock at a 15% discount from either NVIDIA’s stock price at the beginning of your offering period or the price at the end of each purchase period, whichever is lower. You can generally sell the purchased stock right away or hold on to the shares for as long as you wish. NVIDIA reserves the right to modify, change, or discontinue all or part of these benefits at any time at its sole discretion.

Proprietary Information Agreement. Like all NVIDIA employees, as a condition of your employment with NVIDIA you will be required to read and sign the enclosed Employee Confidentiality and Inventions Assignment Agreement attached hereto as Exhibit A. If you have questions regarding the agreement, please contact me.

Compliance with Company Policies. As a condition of your employment, you will be required to read and comply with our Code of Conduct (available at www.nvidia.com/ir) and personnel policies.

At-Will Employment Relationship.  Employment with NVIDIA is for no specific period of time.  Your employment with NVIDIA will be “at will,” meaning that either you or NVIDIA may terminate your employment at any time and for any reason, with or without cause.  Although your job duties, title, compensation and benefits, as well as NVIDIA personnel policies and procedures, may change from time to time, no manager, supervisor, or employee of NVIDIA has any authority to enter into an agreement for employment for any specified period of time or to make an agreement for employment other than at-will. Only NVIDIA’s head of human resources has the authority to make any such agreement and then only in writing.

Right to Work. For purposes of federal immigration law, you will be required to provide documentary evidence of your identity and eligibility for employment in the United States. Attached as Exhibit B is the list of acceptable documents you should bring on your first day of employment. Failure to provide proper identification may result in the termination of your employment. If applicable, your employment at NVIDIA is contingent on NVIDIA successfully obtaining an export license or other approval for you in accordance with U.S. Commerce Department export license regulations.

Background Check. Your employment is contingent upon your successful completion of a background check, which may include a credit check, conducted by HireRight, and a reference check, both of which you hereby authorize, and verification of the information you provided in your application process, which you promise is true and accurate. NVIDIA reserves the right to withdraw this job offer or terminate employment based on information discovered in the background check process. Please do not resign from your current employment until NVIDIA has informed you that you have successfully completed the background check.

Entire Agreement. This letter agreement, Exhibit A and NVIDIA’s Relocation Policy constitutes the complete agreement between you and NVIDIA, contains all of the terms of your employment with NVIDIA and supersedes any prior agreements, representations or understandings (whether written, oral or implied) between you and NVIDIA. This letter agreement may not be amended or modified, except by an express written agreement signed by both you and NVIDIA’s head of human resources.

Electronic Delivery. NVIDIA may, in its sole discretion, decide to deliver any documents or notices related to this letter agreement, your hiring or onboarding at NVIDIA, or any other documents related to your employment by email or any other electronic means. You hereby consent to (a) receive such documents and notices by such electronic delivery, and (b) sign documents electronically and agree to participate through an on-line or electronic system established and maintained by NVIDIA or a third party designated by NVIDIA. You agree that your electronic signature on this letter agreement and any other documents related to your employment (including but not limited to Exhibit A) has the same validity, enforceability, and admissibility of a handwritten signature.

Donald, we look forward to your acceptance of this offer by signing below. Please return this letter along with signed copies of the Exhibits noted, and confirm your start date with me. I will provide you with details regarding your first day of employment. This offer, if not accepted, will expire at 5:00PM PST on Tuesday, May 28, 2019.

You will be contacted prior to your start date regarding orientation details. Again, welcome to the team!

Sincerely, /s/ Lindsey Duran Lindsey Duran VP of Recruiting, NVIDIA	Accepted and Agreed: /s/ Donald Robertson 5/28/19 Donald Robertson Date
Anticipated Start Date: ___________

Exhibit A: Employee Confidentiality and Inventions Assignment Agreement
Exhibit B: List of acceptable documents (from Form I-9)